Exhibit 99.1

Blount Provides Estimated Date for Filing of Annual Report on Form 10-K

PORTLAND, OR - April 7, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced that it anticipates filing its Annual Report on Form 10-K for the year ended December 31, 2013 on or before April 30, 2014. On March 17, 2014, which was the initial deadline for filing the Company’s Form 10-K, Blount filed a Form 12b-25 which extended the filing date to March 31, 2014.

As the Company stated in its Form 12b-25 filing, Blount was unable to file its Annual Report on Form 10-K for the year ended December 31, 2013 within the prescribed time period because the Company had not yet finalized its consolidated financial statements or completed its assessment of internal control over financial reporting (“ICFR”), and the Company’s independent registered public accounting firm had not yet completed their audit of the consolidated financial statements and ICFR for the year ended December 31, 2013. Completion of these activities did not occur prior to the extended filing date of March 31, 2014. Upon finalization of its Consolidated Financial Statements, the Company expects to record impairment charges to goodwill and indefinite-lived intangible assets other than goodwill for certain of its recent acquisitions. Additionally, the Company expects management’s report on ICFR included in the Form 10-K for the year ended December 31, 2013 will conclude that ICFR is not effective as of December 31, 2013 and that material weaknesses in ICFR existed as of that date.
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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.